Exhibit 11


                     Frontier Corporation
       Computation of Diluted Earnings Per Common Share
                          (Unaudited)



                                           3 Months Ended     9 Months Ended
In thousands of dollars,                    September 30,      September 30,
except per share data                      1998       1997     1998      1997
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Basic Income Applicable to Common Stock  $ 45,506 $ 32,198  $124,825 $ 55,119
Interest expense on convertible
 debentures, net of tax (1)                    90       90       270        -
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Diluted Income Applicable to Common
 Stock                                  $ 45,596  $ 32,288  $125,095 $ 55,119
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Weighted Average Shares Outstanding
 (Basic)                                 170,842   169,179   170,434  168,674
Stock options and warrants                 3,351       524     2,928      853
Convertible debentures                       503       503       503        -
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Weighted Average Shares Outstanding
 (Diluted)                               174,696   170,206   173,865  169,527
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Diluted Earnings Per Common Share       $    .26  $    .19  $    .72 $    .33
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(1)  Convertible debentures were anti-dilutive for the nine months ended
     September 30, 1997.